Exhibit 10.39

Schedule B

Clovis Community Bank Split Dollar Agreement and Endorsement

 Participants and Their Executive Interest in Clovis Community Bank Split Dollar Agreement and Endorsement

Participant	Dates of signature	Executive Interest
Daniel N. Cunningham	May 15, 2002	$424,366
Steven McDonald	May 15, 2002	$422,416
Louis McMurray	May 15, 2002	$379,127
Wanda Lee Rogers	May 15, 2002	$250,167
William S. Smittcamp	May 15, 2002	$422,416